EXHIBIT 2.2

                  ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

                                    BY AND AMONG

                                    PALEX, INC.,
                              ACME ACQUISITION, INC.,
                             ACME BARREL COMPANY, INC.,
                       THE ACME BARREL COMPANY EMPLOYEE STOCK
                                  OWNERSHIP PLAN,
            THE ELLIOT PEARLMAN LIVING TRUST U/T/A DATED AUGUST 7, 1992,
                                  ELLIOT PEARLMAN,
           THE PHILIP A. PEARLMAN LIVING TRUST U/T/A DATED MARCH 16, 1989
                                        AND
                                 PHILIP A. PEARLMAN


                           DATED AS OF FEBRUARY 23, 1998
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                                  TABLE OF CONTENTS

                                     ARTICLE I
                                    DEFINITIONS
      1.1.  Definitions........................................................1
      1.2.  Interpretation.....................................................5

                                     ARTICLE II
                      THE MERGER AND THE SURVIVING CORPORATION
      2.1.  The Merger.........................................................6
      2.2.  Effective Time of the Merger.......................................6
      2.3.  Articles of Incorporation, By-laws and Board of Directors of
            Surviving Corporation..............................................6

                                    ARTICLE III
                                CONVERSION OF SHARES
      3.1.  Conversion of Company Shares.......................................6
      3.2.  Conversion of Newco Shares.........................................7
      3.3.  Exchange of Certificates...........................................7
      3.4.  Closing............................................................7

                                     ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE INDEMNIFYING STOCKHOLDERS
      4.1.  Due Organization and Qualification.................................7
      4.2.  Authorization; Non-Contravention; Approvals........................8
      4.3.  Capitalization.....................................................8
      4.4.  Pooling-of-Interests Accounting....................................9
      4.5.  Subsidiaries.......................................................9
      4.6.  Financial Statements...............................................9
      4.7.  Liabilities and Obligations.......................................10
      4.8.  Accounts and Notes Receivable.....................................10
      4.9.  Assets............................................................11
      4.10.  Material Customers, Contracts and Bartering Commitments..........11
      4.11.  Permits..........................................................12
      4.12.  Environmental Matters............................................13
      4.13.  Labor and Employee Relations.....................................13
      4.14.  Insurance........................................................13
      4.15.  Compensation; Employment Agreements..............................13
      4.16.  Noncompetition, Confidentiality and Nonsolicitation Agreements...14
      4.17.  Employee Benefit Plans...........................................14
      4.18.  Litigation and Compliance with Law...............................16
      4.19.  Taxes............................................................16
      4.20.  Absence of Changes...............................................16
      4.21.  Accounts with Banks and Brokerages; Powers of Attorney...........18
      4.22.  Absence of Certain Business Practices............................18

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      4.23.  Competing Lines of Business; Related-Party Transactions..........18
      4.24.  Intangible Property..............................................18
      4.25.  Disclosure.......................................................18

                                     ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF PALEX AND NEWCO
      5.1.  Organization......................................................18
      5.2.  Authorization; Non-Contravention; Approvals.......................19
      5.3.  PalEx Common Stock................................................19
      5.4.  Tax Reorganization Representations................................20
      5.6.  Legal Compliance..................................................21
      5.7.  Litigation and Compliance with Law................................21
      5.8.  Disclosure........................................................21

                                     ARTICLE VI
                                 CERTAIN COVENANTS
      6.1.  Release From Guarantees...........................................21
      6.2.  Future Cooperation; Tax Matters...................................21
      6.3.  Expenses..........................................................22
      6.4.  Employment Agreement..............................................22
      6.5.  Registration Rights Agreement.....................................22
      6.6.  Repayment of Related Party Indebtedness...........................22
      6.7.  Stock Options.....................................................22
      6.8.  Termination of ESOP...............................................23

                                    ARTICLE VII
                                  INDEMNIFICATION
      7.1.  General Indemnification by the Indemnifying Stockholders..........23
      7.2.  Indemnification by PalEx..........................................23
      7.3.  Third Person Claims...............................................23
      7.4.  Indemnification Deductible........................................24
      7.5.  Indemnification Limitation........................................24
      7.6.  Indemnification for Negligence of Indemnified Party...............25

                                    ARTICLE VIII
                              NONCOMPETITION COVENANTS
      8.1.  Prohibited Activities.............................................26
      8.2.  Equitable Relief..................................................26
      8.3.  Reasonable Restraint..............................................27
      8.4.  Severability; Reformation.........................................27
      8.5.  Material and Independent Covenant.................................27

                                     ARTICLE IX
                     NONDISCLOSURE OF CONFIDENTIAL INFORMATION
      9.1.  General...........................................................27

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      9.2.  Equitable Relief..................................................27

                                     ARTICLE X
                                POOLING-OF-INTERESTS
                       ACCOUNTING AND INTENDED TAX TREATMENT
      10.1.  Execution of Documents Necessary for Pooling Treatment...........28
      10.2.  Restrictions on Resale...........................................28
      10.3.  Tax-Free Reorganization..........................................28

                                     ARTICLE XI
                        FEDERAL SECURITIES ACT; RESTRICTIONS
                               ON PALEX COMMON STOCK
      11.1.  Compliance with Law..............................................28
      11.2.  Economic Risk; Sophistication....................................29
      11.3.  Rule 144 Reporting...............................................29

                                    ARTICLE XII
                                   MISCELLANEOUS
      12.1.  Successors and Assigns...........................................30
      12.2.  Entire Agreement.................................................30
      12.3.  Counterparts.....................................................30
      12.4.  Brokers and Agents...............................................30
      12.5.  Notices..........................................................30
      12.6.  Survival of Representations and Warranties.......................31
      12.7.  Exercise of Rights and Remedies..................................31
      12.8.  Reformation and Severability.....................................32

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                  ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION


      THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made as of the 23rd day of February, 1998, by and among PalEx, Inc., a Delaware corporation ("PALEX"), Acme Acquisition, Inc., a Delaware corporation that is a subsidiary of PalEx ("NEWCO"), Acme Barrel Company, Inc., an Illinois corporation (the "COMPANY"), The Acme Barrel Company Employee Stock Ownership Plan (the "ESOP"), Elliot Pearlman, The Elliot Pearlman Living Trust u/t/a dated August 7, 1992 (together with Elliot Pearlman, "E. PEARLMAN") and Philip A. Pearlman, and The Philip A. Pearlman Living Trust u/t/a dated March 16, 1989 (together with Phillip S. Pearlman, "P. PEARLMAN") (the ESOP, E. Pearlman and P. Pearlman are herein collectively referred to as the "STOCKHOLDERS"), with the Stockholders being the Company's only stockholders.

      WHEREAS, the respective Boards of Directors of Newco and the Company (collectively referred to as "CONSTITUENT CORPORATIONS") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company (the "MERGER"); and

      WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"); and

      WHEREAS, the stockholders of the Constituent Corporations have approved the Merger in accordance with the GCL and the Illinois Act; and

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                     ARTICLE I
                                    DEFINITIONS

      1.1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

      "AFFILIATE" of, or "AFFILIATED" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

      "AGREEMENT" has the meaning set forth in the first paragraph of this Agreement.

      "BALANCE SHEET DATE" has the meaning set forth in SECTION 4.6.

      "CLOSING" has the meaning set forth in SECTION 3.4.

      "CLOSING DATE" has the meaning set forth in SECTION 3.4.

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      "CODE" has the meaning set forth in the third paragraph of this Agreement.

      "COMPANY" has the meaning set forth in the first paragraph of this Agreement.

      "COMPANY COMMON STOCK" has the meaning set forth in SECTION 3.1.

      "COMPANY PREFERRED STOCK" has the meaning set forth in SECTION 3.1.

      "COMPANY STOCK" has the meaning set forth in SECTION 3.1.

      "COMPETITIVE BUSINESS" means any business that competes with the Company, including, without limitation, any business that (a) reconditions, recycles, repairs, markets, distributes, brokers, manages or transports drums or barrels and other logistics services with respect thereto; or (b) competes with the Company for raw materials (E.G., open top and closed top drums); PROVIDED, HOWEVER, that such term shall not include the businesses of manufacturing, reconditioning, recycling and repairing, and marketing, distributing, brokering, leasing, managing and transporting, plastic drums, plastic barrels, plastic pails and plastic intermediate bulk containers.

      "CONSTITUENT CORPORATIONS" has the meaning set forth in the second paragraph of this Agreement.

      "CSC" means, collectively, Consolidated Drum Reconditioning Co., Inc. and its Affiliates, certain assets of which were acquired by a subsidiary of PalEx on February 12, 1998.

      "E. PEARLMAN" has the meaning set forth in the first paragraph of this Agreement.

      "EFFECTIVE TIME" has the meaning set forth in SECTION 2.2.

      "ENCUMBRANCES" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

      "EMPLOYEE BENEFIT PLAN"  has the meaning set forth in SECTION 4.17.

      "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in SECTION 4.17.

      "EMPLOYMENT AGREEMENT" has the meaning set forth in SECTION 6.4.

      "ENVIRONMENTAL LAWS" means any Law or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance, in each case as amended and as in effect on the Closing Date. The term "ENVIRONMENTAL LAW" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal

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Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal
Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and
(ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any substance.

      "ERI" means Environmental Recyclers of Colorado Inc., a Colorado corporation.

      "ERI ACQUISITION AGREEMENT" means the Acquisition Agreement and Plan of Reorganization dated as of the date hereof, by and among PalEx, Western Container Acquisition, Inc., ERI and the stockholders of ERI.

      "ERISA" has the meaning set forth in SECTION 4.17.

      "ERISA AFFILIATE"  has the meaning set forth in SECTION 4.17.

      "ESOP" has the meaning set forth in the first paragraph of this Agreement.

      "ESP" means ESP Realty Corp., Inc., an Illinois corporation.

      "ESP ACQUISITION AGREEMENT" means the Acquisition Agreement and Plan of Reorganization dated as of the date hereof, by and among PalEx, the Surviving Corporation, ESP and the stockholder of ESP.

      "EXPIRATION DATE" has the meaning set forth in SECTION 12.6.

      "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.6.

      "GAAP" means generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved.

      "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

      "GCL" means General Corporation Law of the State of Delaware, as amended.

      "HAZARDOUS SUBSTANCES" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. The term "HAZARDOUS SUBSTANCES" includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material,

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asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

      "ILLINOIS ACT" means the Illinois Business Corporation Act of 1983, as amended.

      "INDEMNIFIED PARTY" has the meaning set forth in SECTION 7.3.

      "INDEMNIFYING PARTY" has the meaning set forth in SECTION 7.3.

      "INDEMNIFYING STOCKHOLDERS" means E. Pearlman and P. Pearlman.

      "INTERIM BALANCE SHEET" has the meaning set forth in SECTION 4.6.

      "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.6.

      "LAW" or "LAWS" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, code, regulations, licenses, permits, authorizations, approvals, consents, legal doctrine, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

      "LOSS" or "LOSSES" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and costs and expenses of investigation).

      "MATERIAL ADVERSE EFFECT" has the meaning set forth in SECTION 5.6.

      "MATERIAL CUSTOMERS" has the meaning set forth in SECTION 4.10.

      "MERGER" has the meaning set forth in the second paragraph of this Agreement.

      "MERGER FILINGS" has the meaning set forth in SECTION 2.2.

      "NEWCO" has the meaning set forth in the first paragraph of this Agreement.

      "1933 ACT" means the Securities Act of 1933, as amended.

      "1934 ACT" means the Securities Exchange Act of 1934, as amended.

      "OPINION NO. 16" has the meaning set forth in SECTION 4.4.

      "P. PEARLMAN" has the meaning set forth in the first paragraph of this Agreement.

      "PALEX" has the meaning set forth in the first paragraph of this Agreement.

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      "PALEX COMMON STOCK" means PalEx's Common Stock, par value $.01 per share.

      "PERMITS" has the meaning set forth in SECTION 4.11.

      "PERMITTED ENCUMBRANCES" means (a) any Encumbrances reserved against in the Interim Balance Sheet, (b) Encumbrances for property or ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, and (c) obligations under operating and capital leases described in SCHEDULE 4.10.

      "PLAN"  has the meaning set forth in SECTION 4.17.

      "PURCHASE PRICE SHARES" has the meaning set forth in SECTION 7.5.

      "QUALIFIED PLANS" has the meaning set forth in SECTION 4.17.

      "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in SECTION 6.5.

      "RESTRICTED SHARES" has the meaning set forth in SECTION 11.1.

      "RULE 144" means Rule 144 as promulgated under the 1933 Act.

      "SEC" means the Securities and Exchange Commission.

      "STOCKHOLDERS" has the meaning set forth in the first paragraph of this Agreement.

      "SURVIVING CORPORATION" has the meaning set forth in SECTION 2.1.

      "TAXES" has the meaning set forth in SECTION 4.19.

      "TERRITORY" has the meaning set forth in SECTION 8.1.

      "THIRD PERSON" has the meaning set forth in SECTION 7.3.

      "YEAR-END FINANCIAL STATEMENTS has the meaning set forth in SECTION 4.6.

      1.2. INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in SECTION 1.1 and elsewhere in this Agreement include the plural as well as the singular;

            (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; and

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            (c) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                     ARTICLE II
                      THE MERGER AND THE SURVIVING CORPORATION

      2.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Illinois Act and the GCL, Newco shall be merged with and into the Company (the "MERGER") and the separate existence of Newco shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

      2.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "EFFECTIVE TIME") as (a) holders of a majority of the Company Common Stock approve the Merger, (b) holders of a majority of the Company Preferred Stock approve the Merger, and (c) a certificate of merger and articles of merger, in forms mutually acceptable to PalEx and the Company, are filed with the Secretaries of State of the States of Delaware and Illinois, respectively (the "MERGER FILINGS"). The Merger Filings shall be made simultaneously with or as soon as practicable after the execution of this Agreement and the Closing.

      2.3. ARTICLES OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. As a result of the Merger and at the Effective Time:

            (a) the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided in the Illinois Act;

            (b) the By-laws of the Company in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the Illinois Act; and

            (c) the Board of Directors of Newco as constituted immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation.

                                    ARTICLE III
                                CONVERSION OF SHARES

      3.1.  CONVERSION OF COMPANY SHARES.

            (a) At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of the Company, the issued and outstanding shares of common stock, $10.00 par value per share, of the Company as of the Effective Time (the "COMPANY COMMON STOCK") shall be converted into the right to receive, and become exchangeable for, an aggregate of 2,248,218 shares of PalEx Common Stock, which shares of PalEx Common Stock shall be

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      exchangeable for all the Company Common Stock at the Effective Time and
      issued to the Stockholders as set forth on SCHEDULE 3.1.

            (b) At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of the Company, the issued and outstanding shares of preferred stock, $.20 par value per share, of the Company as of the Effective Time (the "COMPANY PREFERRED STOCK" and, together with the Company Common Stock, the "COMPANY STOCK") shall be converted into the right to receive, and become exchangeable for, an aggregate of _____ shares of PalEx Common Stock, which shares of PalEx Common Stock shall be exchangeable for all the Company Preferred Stock at the Effective Time and be issued to the Stockholders as set forth on
      SCHEDULE 3.1.

      3.2. CONVERSION OF NEWCO SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of PalEx Container Systems, Inc., a Delaware corporation and wholly-owned subsidiary of PalEx, as the sole holder of capital stock of Newco, each issued and outstanding share of common stock, par value $.01 per share, of Newco shall be converted into one share of common stock, $10.00 par value per share, of the Surviving Corporation.

      3.3. EXCHANGE OF CERTIFICATES. At the Closing, (a) each Stockholder shall furnish to PalEx the certificates representing its Company Stock, duly endorsed in blank by such Stockholder or accompanied by duly executed blank stock powers, and (b) PalEx shall deliver to each Stockholder certificates representing the shares of PalEx Common Stock to be delivered to such Stockholder pursuant to
SECTION 3.1 and in accordance with SECTION 10.2. Each Stockholder agrees promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying the Company Stock.

      3.4. CLOSING. The consummation of the Merger and exchange of shares described in SECTION 3.3 hereof and the other transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of PalEx, 1360 Post Oak Blvd., Suite 800, Houston, Texas, concurrently with the execution of this Agreement or at such other time and date as PalEx, the Company and the Stockholders may mutually agree, which date is herein referred to as the "CLOSING DATE."

                                     ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE INDEMNIFYING STOCKHOLDERS

      The Indemnifying Stockholders jointly and severally represent and warrant to PalEx as follows:

      4.1. DUE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois and is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. SCHEDULE 4.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company are attached hereto as SCHEDULE 4.1. Correct and complete copies of all stock records and minute books of

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the Company for the past five years have been provided to PalEx, and correct and complete copies of all other stock records and minute books of the Company have been made available to PalEx.

      4.2.  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

            (a) The Company has the requisite corporate power and authority to enter into this Agreement and to effect the Merger. Each Stockholder has the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by the board of directors of the Company and by the Stockholders. No additional corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Stockholders, and, assuming the due authorization, execution and delivery hereof by PalEx and Newco, constitutes a valid and binding agreement of the Company and each Stockholder, enforceable against the each of them in accordance with its terms.

            (b) The execution and delivery of this Agreement by the Company and the Stockholders do not, and the consummation by the Company and the Stockholders of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (i) the Articles of Incorporation or By-laws of the Company, (ii) any Laws applicable to the Stockholders or the Company or any of its properties or assets, or (iii) except as set forth in SCHEDULE 4.2, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which any Stockholder or the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

            (c) Except for the Merger Filings and as set forth in SCHEDULE 4.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by the Company and the Stockholders or the consummation by the Company and the Stockholders of the transactions contemplated hereby. Except as set forth in SCHEDULE 4.2, none of the customer contracts providing for purchases individually in excess of $50,000, or in the aggregate in excess of $100,000, or other material agreements, licenses or permits to which the Company is a party requires notice to, or the consent or approval of, any third party for the execution and delivery of this Agreement by the Company and the Stockholders and the consummation of the transactions contemplated hereby.

      4.3. CAPITALIZATION. The authorized capital stock of the Company consists solely of 3,500,000 shares of Company Preferred Stock, all of which are issued and outstanding, and 10,000 shares of Company Common Stock, all of which are issued and outstanding. All of the issued and outstanding shares of Company Stock are owned beneficially and of record by the Stockholders as set forth in
SCHEDULE 4.3. All of the issued and outstanding shares of the Company Stock have been duly authorized and validly issued,

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are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable Laws, including, without limitation, those Laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholder. At the Effective Time, by virtue of the Merger, assuming Newco is a wholly-owned subsidiary of PalEx, PalEx will acquire good and marketable title in all the outstanding capital stock of the Surviving Corporation, free and clear of all Encumbrances except for those created by PalEx and those set forth in SCHEDULE 4.3. Except as set forth in SCHEDULE 4.3, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its capital stock or the Stockholders to transfer any of the Company Stock.

      4.4. POOLING-OF-INTERESTS ACCOUNTING. The Company has never been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded and, within the past two years, there has not been any sale or spin-off of a significant amount of assets of the Company or any affiliate of the Company other than in the ordinary course of business. The Company owns no capital stock of PalEx. The Company has not acquired any of its capital stock during the past two years. Except as set forth in SCHEDULE 4.4, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of the Company nor the relative ownership of shares among any of the Company's stockholders has been altered or changed within the last two years in contemplation of the Merger. None of the shares of Company Stock was issued pursuant to awards, grants or bonuses, and there has been no transaction or action taken with respect to the equity ownership of the Company in contemplation of the Merger that would prevent PalEx from accounting for the Merger under the pooling-of-interests method of accounting in accordance with Opinion No. 16 of the Accounting Principles Board ("OPINION NO. 16").

      4.5. SUBSIDIARIES. Except as set forth in SCHEDULE 4.5, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity. Except as set forth in SCHEDULE 4.5, the Company is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

      4.6.  FINANCIAL STATEMENTS.

            (a) The Company has delivered to PalEx complete and correct copies of the following financial statements:

                  (i) the audited balance sheets of the Company as of April 30, 1995, 1996 and 1997 and the related audited statements of operations, stockholders' equity and cash flows for the three-year period ended April 30, 1997, together with the related notes, schedules and report of auditors (such balance sheets, the related statements of operations, stockholders' equity and cash flows and the related notes and schedules are referred to herein as the "YEAR-END FINANCIAL STATEMENTS"); and

                  (ii) the unaudited balance sheet (the "INTERIM BALANCE SHEET") of the Company as of December 31, 1997(the "BALANCE SHEET DATE") and the related unaudited statements of operations, stockholders' equity and cash flows for the eight- month period ended December 31, 1997, together with the related notes and schedules (such balance sheets, the related statements of operations, stockholders' equity and cash flows and the related notes and schedules are referred to herein as the "INTERIM FINANCIAL STATEMENTS"). The Year-End Financial Statements and the Interim Financial Statements (collectively, the "FINANCIAL STATEMENTS") are attached as SCHEDULE 4.6 to this Agreement.

            (b) Except as set forth in SCHEDULE 4.6, the Financial Statements have been prepared from the books and records of the Company in conformity with GAAP (except for the absence of notes in the Interim Financial Statements) and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      4.7. LIABILITIES AND OBLIGATIONS. Except as set forth in SCHEDULE 4.7, as of the Balance Sheet Date the Company did not have, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Financial Statements or reflected in the notes thereto or (ii) that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business and consistent with past practices, and (b) liabilities and obligations that are of a nature not required to be reflected in the Financial Statements prepared in accordance with GAAP and that were incurred in the normal course of business and are described in SCHEDULE 4.7. SCHEDULE 4.7 contains a reasonable estimate by the Indemnifying Stockholders of the maximum amount which may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed or is contested, the Company has provided a summary description of the liability together with copies of all relevant documentation relating thereto. SCHEDULE 4.7 sets forth the Company's outstanding principal amount of indebtedness for borrowed money (including overdrafts) as of the date hereof.

      4.8. ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 4.8 sets forth an accurate list of the accounts and notes receivable of the Company as of the Balance Sheet Date and of those generated between the Balance Sheet Date and the second business day preceding the Closing Date, including any such amounts which are not reflected in the Interim Balance Sheet. Receivables from and advances to employees, the Stockholders and any entities or persons related to or Affiliates of the Stockholders are separately identified in SCHEDULE 4.8. SCHEDULE 4.8 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company, including without limitation those classified as current assets on the Interim Balance Sheet, are bona fide receivables, were acquired in the ordinary course of business, and are stated in accordance with GAAP.

      4.9.  ASSETS.

            (a) SCHEDULE 4.9 sets forth an accurate list of all real and personal property included in "property and equipment" on the Interim Balance Sheet and all other tangible assets of the Company with a book value in excess of $10,000 (i) owned by the Company as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company are situated. SCHEDULE 4.9 indicates which assets used in the operation of the business of the Company are currently owned by the Stockholders or Affiliates of the Company or the Stockholders. Except as specifically identified in SCHEDULE 4.9, to the knowledge of the Company after due inquiry, all of the tangible assets, vehicles and other significant machinery and equipment of the Company listed in SCHEDULE 4.9 are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices. Except for the real property owned by ESP Realty Corp., Inc., all fixed assets used by the Company in its business are either owned by the Company or leased under agreements identified in SCHEDULE 4.9. All leases set forth in
      SCHEDULE 4.9 are in full force and effect and constitute valid and binding agreements of the Company, and to the knowledge of the Company, the other parties thereto in accordance with their respective terms. SCHEDULE 4.9 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company. SCHEDULE 4.9 also includes a summary description of all plans or projects involving the opening of new operations, expansion of existing operations or the acquisition of any real property or existing business, to which management of the Company has devoted any significant effort or expenditure in the two-year period prior to the date of the Agreement, which if pursued by the Company would require additional expenditures of capital.

            (b) The Company has good and indefeasible title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified in SCHEDULE 4.9, free and clear of all Encumbrances other than Permitted Encumbrances and those set forth in SCHEDULE 4.9.

            (c) The tangible and intangible assets of the Company include all the assets used in the operation of the business of the Company as conducted at April 30, 1997, except for dispositions of such assets since such date in the ordinary course of business, consistent with past practices.

            (d) Except as set forth in this SECTION 4.9 and in the other representations and warranties in this Agreement, the Company and the Indemnifying Stockholders are making no representations or warranties as to the condition of the assets of the Company, including, without limitation, any implied warranties or any representation or warranty as to merchantability or fitness for any particular purpose and, subject to the representations set forth in this Agreement, such assets are being purchased "as is," "where is" and with all faults.

      4.10.  MATERIAL CUSTOMERS, CONTRACTS AND BARTERING COMMITMENTS.

            (a) SCHEDULE 4.10 sets forth an accurate list of (i) all customers representing 5% or more of the Company's revenues for the fiscal year ended April 30, 1997 or the eight-month period ended on the Balance Sheet Date (the "MATERIAL CUSTOMERS"), and (ii) all material executory contracts, commitments and similar agreements to which the Company is currently a party or by which it or any of its properties is bound, including, but not limited to, (A) all customer contracts in excess of $10,000, individually, or $25,000 in the aggregate, including, without limitation, consignment contracts, (B) contracts with any labor organizations, (C) leases providing for annual rental payments in excess of $5,000, individually, or $10,000 in the aggregate, (D) loan agreements,
      (E) pledge and security agreements, (F) indemnity or guaranty agreements or obligations , (G) bonds, (H) notes, (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by the Company of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than $5,000, individually, or $10,000 in the aggregate. Prior to the date hereof, the Company has made available to PalEx complete and correct copies of all such agreements.

            (b) Except to the extent set forth in SCHEDULE 4.10, (i) no Material Customer has canceled or substantially reduced or, to the knowledge of the Company, threatened to cancel or substantially reduce its purchases of the Company's products or services, and (ii) the Company is in compliance with all material commitments and obligations pertaining to it under such agreements and is not in default under any the agreements described in SUBSECTION (A), no notice of default has been received by the Company, and the Indemnifying Stockholders and the Company are aware of no basis therefor.

            (c) The Company is not a party to any governmental contracts subject to price redetermination or renegotiation. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

            (d) SCHEDULE 4.10 sets forth a summary of the material terms of all oral and written bartering arrangements to which the Company is a party. The Company has a sufficient supply of uncommitted inventory to fulfill its bartering obligations with third parties.

      4.11. PERMITS. SCHEDULE 4.11 contains an accurate list of all material licenses, franchises, permits, transportation authorities and other governmental authorizations and intangible assets held by the Company, including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), fuel permits, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company (the "PERMITS"). The Permits are valid, and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. The Permits are all the permits that are required by Law for the operation of the business of the Company as conducted at the Balance Sheet Date and the ownership of the assets of the Company. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits, as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing. Except as specifically provided in

SCHEDULE 4.11, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permits.

      4.12. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 4.12, (a) the Company has complied with and is in compliance with all Environmental Laws, including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) the Company has obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned or operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled; (c) there have been no "releases" or threats of "releases" (as defined in any Environmental Laws) at, from, in or on any property owned or operated by the Company; (d) there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances or arranged for the transportation or disposal Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Surviving Corporation, PalEx or Newco for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act, or (iv) comparable state and local statutes and regulations; and (e) the Company has no contingent liability in connection with any release or disposal of any Hazardous Substance into the environment.

      4.13. LABOR AND EMPLOYEE RELATIONS. Except as set forth in SCHEDULE 4.13, the Company is not bound by or subject to any arrangement with any labor union. Except as set forth in SCHEDULE 4.13, no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the Company's or the Indemnifying Stockholders' knowledge, is any campaign to establish such representation in progress. There is no pending or, to the Company's or the Indemnifying Stockholders' knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any significant labor interruptions over the past five years. Neither the Company nor any Indemnifying Stockholder has any knowledge of any significant issues or problems in connection with the relationship of the Company with its employees.

      4.14. INSURANCE. SCHEDULE 4.14 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and of all insurance loss runs or workmen's compensation claims received for the past five policy years. Except as set forth in SCHEDULE 4.14, none of such policies is a "claims made" policy. To the Company's knowledge, after due inquiry, the insurance policies set forth in SCHEDULE 4.14 provide adequate coverage against the risks involved in the Company's business. Such policies are currently in full force and effect.

      4.15. COMPENSATION; EMPLOYMENT AGREEMENTS. SCHEDULE 4.15 sets forth an accurate schedule of all officers, directors and employees of the Company with annual salaries of $70,000 or more, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (a) the Balance Sheet Date and (b) the date hereof. Attached to SCHEDULE 4.15 are true, complete and correct copies of each employment or consulting agreement with any employee of the Company or any Stockholder.

      4.16. NONCOMPETITION, CONFIDENTIALITY AND NONSOLICITATION AGREEMENTS.
SCHEDULE 4.16 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company is bound or under which the Company has any rights or obligations.

      4.17.  EMPLOYEE BENEFIT PLANS.

            (a) SCHEDULE 4.17 sets forth an accurate schedule of each "EMPLOYEE BENEFIT PLAN," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all nonqualified deferred compensation arrangements, whether formal or informal and whether legally binding or not, under which the Company or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of the Company or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a "PLAN"), together with true and complete copies of such Plans, arrangements and any trusts related thereto, and classifications of employees covered thereby as of December 31, 1997. Except as set forth on
      SCHEDULE 4.17, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes currently, or at any time during the preceding five years, to any plan, program, fund or arrangement that constitutes an employee pension benefit plan. Each Plan may be terminated by the Company, or if applicable, by an ERISA Affiliate at any time without any liability, cost or expense, other than costs and expenses that are reasonable and customary in connection with the termination of a Plan. For purposes of this Agreement, the term "EMPLOYEE PENSION BENEFIT PLAN" shall have the meaning given that term in Section 3(2) of ERISA, and the term "ERISA AFFILIATE" means any corporation or trade or business under common control with the Company as determined under Section 414(b), (c), (m) or (o) of the Code.

            (b) Each Plan listed on SCHEDULE 4.17 is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Law. With respect to each Plan of the Company and each ERISA Affiliate (other than a "MULTIEMPLOYER PLAN," as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, the failure of which to file could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate, or required to be distributed to participants or beneficiaries, have been duly filed or distributed. True and complete copies of all such reports and other documents with respect to the past five years for each Plan have been provided to PalEx. No "ACCUMULATED FUNDING DEFICIENCY" (as defined in
      Section 412(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. Each Plan that is intended to be "QUALIFIED" within the meaning of Section 401(a) of the Code (a "QUALIFIED PLAN") is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination as to the qualification under the Code of each of such Qualified Plans and each amendment thereto, have been timely obtained. Except as set forth in SCHEDULE 4.17, all accrued contribution obligations of the Company with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements.

            (c) No Plan has incurred, and neither the Company nor any ERISA Affiliate has incurred, any liability for excise tax or penalty due to the Internal Revenue Service. There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such Qualified Plan.

            (d) Neither the Company nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the Plans, and neither the Company nor any ERISA Affiliate maintains or has established any Plan that is a "WELFARE BENEFIT PLAN" within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by
      Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. Except as set forth in SCHEDULE 4.17, neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

            (e) Neither the Company nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan that is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "BENEFITS LIABILITIES" (as defined in ERISA Section 4001(a)(16)) due under such Plan upon termination.

            (f) No "REPORTABLE EVENT" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. There are no pending, or to the Company's knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Company nor any ERISA Affiliate has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. To the Company's knowledge, there are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company or any ERISA Affiliate that has not been fully discharged. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

            (g) Neither the Company nor any ERISA Affiliate has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or
      Section 4975 of the Code, in connection with any Plan. Except as set forth in SCHEDULE 4.17, neither the Company nor any ERISA Affiliate is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan. Other than Jordan Pearlman, in the last two years, no person or entity that was engaged by the Company or an ERISA Affiliate as an independent contractor can or will be characterized or deemed to be an employee of the Company or an ERISA Affiliate under applicable Laws for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and Plan eligibility.

      4.18. LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 4.18, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company and the Indemnifying Stockholders, threatened against or affecting the Company, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and, to the Indemnifying Stockholders' and the Company's knowledge, there is no basis therefor. Except to the extent set forth in SCHEDULE 4.18, the Company has conducted and is conducting its business in compliance with all Laws applicable to the Company, its assets or the operation of its business.

      4.19. TAXES. For purposes of this Agreement, the term "TAXES" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. The Company has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation. Except as set forth in SCHEDULE 4.19, there are no examinations in progress or claims against the Company relating to Taxes for any period or periods prior to and including the Balance Sheet Date and no written notice of any claim for Taxes, whether pending or threatened, has been received. The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Company is not a party to any Tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes. The amounts shown as accruals for Taxes on the Interim Financial Statements as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. True and complete copies of (a) any tax examinations, (b) extensions of statutory limitations and (c) the federal, state and local Tax returns of the Company for the last three fiscal years have been previously provided to PalEx. There are no requests for ruling in respect of any Tax pending between the Company and any Taxing authority. The Company currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

      4.20. ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth in SCHEDULE 4.20, the Company has conducted its operations in the ordinary course and there has not been:

            (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), results or prospects of the Company;

            (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company, individually or in the aggregate;

            (c) any change in the authorized capital stock of the Company or in its outstanding securities or any change in the Stockholders' ownership interests in the Company or any grant of any options, warrants, calls, conversion rights or commitments;

            (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (e) any increase in the compensation payable or to become payable by the Company to the Stockholders or any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in SCHEDULE 4.20;

            (f) any significant work interruptions, labor grievances or claims filed;

            (g) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, the Stockholders and their Affiliates;

            (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

            (i) any increase in the Company's indebtedness, other than accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

            (j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

            (l)   any waiver of any material rights or claims of the Company;

            (m) any material breach, amendment or termination of any material contract, agreement, Permit or other right to which the Company is a party or any of its property is subject; or

            (n) any other material transaction by the Company outside the ordinary course of business.

      4.21. ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY. SCHEDULE
4.21 sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account and the cash, cash equivalents and securities held in such account as of the second business day prior to the Closing, none of which assets have been withdrawn from such accounts since such date except for bona fide business purposes in the ordinary course of the business of the Company; and (d) the name of each person authorized to draw thereon or have access thereto. SCHEDULE 4.21 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

      4.22. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

      4.23. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in SCHEDULE 4.23, neither the Stockholders nor any other Affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is in a Competitive Business or is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth in SCHEDULE 4.23, no officer or director of the Company nor any Stockholder has nor, during the period beginning January 1, 1996 through the date hereof, had any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

      4.24. INTANGIBLE PROPERTY. SCHEDULE 4.24 sets forth an accurate list of all patents, patent applications, trademarks, service marks, technology, licenses, trade names, copyrights and other intellectual property or proprietary property rights owned or used by the Company. The Company owns or possesses, and the assets of the Company include, sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

      4.25. DISCLOSURE. The Stockholders and the Company have provided PalEx or its representatives all the information that PalEx has requested in analyzing whether to consummate the Merger and the other transactions contemplated by this Agreement. None of the information so provided nor any representation or warranty of the Company or the Stockholders to PalEx or Newco in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

                                     ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PALEX AND NEWCO

      PalEx and Newco jointly and severally represent and warrant to the Stockholders as follows:

      5.1. ORGANIZATION. Each of PalEx and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. Each of PalEx and

Newco has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Correct and complete copies of PalEx's minute books have been made available to the Company.

      5.2.  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

            (a) Each of PalEx and Newco has the full legal right, power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Registration Rights Agreement have been approved by the boards of directors of PalEx and Newco and PalEx, as the sole stockholder of Newco. No additional corporate proceedings on the part of PalEx or Newco are necessary to authorize the execution and delivery of this Agreement or the Registration Rights Agreement and the consummation by PalEx and Newco of the transactions contemplated hereby. This Agreement and the Registration Rights Agreement have been duly and validly executed and delivered by PalEx and Newco, and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes valid and binding agreements of PalEx and Newco, enforceable against PalEx and Newco in accordance with its terms.

            (b) The execution and delivery of this Agreement by PalEx and Newco, and the Registration Rights Agreement by PalEx, do not, and the consummation by PalEx and Newco of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of PalEx or Newco, (ii) any Law applicable to either PalEx or Newco or any of its properties or assets or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which PalEx or Newco is now a party or by which either PalEx or Newco or any of its properties or assets may be bound or affected.

            (c) Except for the Merger Filings and such filings as may be required under federal or state securities Laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement or the Registration Rights Agreement by PalEx and Newco or the consummation by PalEx and Newco of the transactions contemplated hereby or thereby.

      5.3. PALEX COMMON STOCK. The shares of PalEx Common Stock to be issued to the Stockholders pursuant to the Merger are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of PalEx Common Stock pursuant to the Merger will transfer to the Stockholders valid title to such shares of PalEx Common Stock, free and clear of all Encumbrances, except for any Encumbrances created by the Stockholders.

      5.4.  TAX REORGANIZATION REPRESENTATIONS.

            (a) Prior to the Merger, PalEx will be in control of Newco within the meaning of Section 368(c) of the Code.

            (b) PalEx has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in PalEx losing control of the Surviving Corporation within the meaning of
      Section 368(c) of the Code.

            (c) PalEx has no plan or intention to reacquire any of its stock issued in the Merger.

            (d) PalEx has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to another corporation controlled by PalEx; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by PalEx.

            (e) Following the Closing, PalEx's intention is that the Surviving Corporation will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business, all as required to satisfy the "continuity of business enterprise" requirement under Section 368 of the Code.

            (f) PalEx does not own, nor has it owned during the past five years, any shares of the stock of the Company.

            (g) Each of PalEx and Newco is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

            (h) Neither PalEx nor Newco is an investment company as defined in
      Section 368(a)(2)(F)(iii) and (iv) of the Code.

            (i) As of the Closing Date, the fair market value of the assets of Newco will exceed the sum of Newco's liabilities plus the amount of other liabilities, if any, to which Newco's assets are subject.

      5.5. SEC FILINGS; DISCLOSURE. PalEx has filed with the Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents required to be filed by it prior to the date hereof under each of the Securities Act of 1933, as amended (the "1933 ACT"), the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the respective rules and regulations thereunder, (a) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, contains any untrue statement of material fact or, except for disclosure of the acquisition of the assets, and assumption of the liabilities, of CSC and its Affiliates, omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      5.6. LEGAL COMPLIANCE. Neither PalEx nor Newco is (a) in violation of its charter or by-laws, (b) in default in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute a material default under any in material agreement to which PalEx or Newco is party or by which its assets are subject, or (c) in, or, as to CSC, to the actual knowledge of PalEx in, violation, in any material respect, of any material Law to which either PalEx or Newco or their properties or assets may be subject, in each case, except to the extent that such violation or default would not reasonably be expected have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities (contingent or otherwise), or results of operations of PalEx and its subsidiaries, taken as a whole (a "MATERIAL ADVERSE EFFECT").

      5.7. LITIGATION AND COMPLIANCE WITH LAW. There are no claims, actions, suits or proceedings, pending or, to the knowledge of PalEx, threatened against PalEx or Newco, at law or in equity, before or by any Governmental Authority having jurisdiction over PalEx or Newco that, if adversely determined against PalEx or Newco, as the case may be, would reasonably be expected to have a Material Adverse Effect. PalEx and Newco have conducted and are conducting their respective businesses, and to the actual knowledge of PalEx, CSC is conducting its business, in compliance with all applicable Laws, except to the extent noncompliance with such Laws would not reasonably be expected to have a Material Adverse Effect.

      5.8. DISCLOSURE. PalEx has fully provided the Stockholders or their representatives with all the information that the Stockholders have requested in analyzing whether to consummate the Merger. None of the information so provided nor any representation or warranty of PalEx contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                                     ARTICLE VI
                                 CERTAIN COVENANTS

      6.1. RELEASE FROM GUARANTEES. PalEx shall use its commercially reasonable best efforts to have the Stockholders released from the personal guarantees of the Company indebtedness identified in SCHEDULE 6.1. PalEx hereby agrees to indemnify each Stockholder and hold such Stockholder harmless for any amounts that such Stockholder is required to pay in connection with the enforcement of any obligations under such personal guarantees after the Closing, including without limitation any reasonable attorneys' fees and expenses incurred in connection therewith.

      6.2. FUTURE COOPERATION; TAX MATTERS. The Stockholders and PalEx shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Stockholders will cooperate and use their commercially reasonable best efforts to have the present officers, directors and employees of the Company cooperate with PalEx, Newco and the Surviving Corporation at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing.

The Stockholders will cooperate with the Surviving Corporation in the preparation of all tax returns covering the period from the beginning of the Company's current tax year through the Closing. In addition, PalEx will provide the Stockholders with access to such of its books and records as may be reasonably requested by the Stockholders in connection with federal, state and local tax matters relating to periods prior to the Closing. The party requesting cooperation, information or actions under this SECTION 6.2 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, HOWEVER, include per diem charges for employees or allocations of overhead charges.

      6.3. EXPENSES. PalEx will pay the fees, expenses and disbursements of PalEx and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto. The Surviving Corporation following the Closing will pay Arthur Andersen LLP's expenses of its audit of the Year-End Financial Statements. The Stockholders will pay their fees, expenses and disbursements and those of their and the Company's agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that Newco will pay such fees, expenses and disbursements up to, but not in excess of, an amount equal to (a) $1,000,000 less (b) any fees, expenses and disbursements of Western Container Limited Liability Company, a Wyoming limited liability company, ESP Realty Corp., Inc. or Environmental Recyclers of Colorado, Inc., a Colorado corporation paid by PalEx, Newco or any Affiliate of PalEx or Newco, or for which any such party is liable.

      6.4. EMPLOYMENT AGREEMENT. Concurrently with the execution of this Agreement, the Surviving Corporation shall enter into a mutually acceptable Employment Agreement with Elliot Pearlman (the "EMPLOYMENT AGREEMENT").

      6.5. REGISTRATION RIGHTS AGREEMENT. Concurrently with the execution of this Agreement, PalEx and the Stockholders shall enter into a mutually acceptable Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT".

      6.6. REPAYMENT OF RELATED PARTY INDEBTEDNESS. Concurrently with the execution of this Agreement, (a) the Stockholders shall repay to the Company all amounts outstanding as advances to or receivables from the Stockholders, each of which advances or receivables is specifically reflected in SCHEDULE 4.8, and (b) the Company shall repay all amounts outstanding under loans to the Company from the Stockholders, each of which loans to the Company is specifically reflected in SCHEDULE 4.7.

      6.7. STOCK OPTIONS. PalEx shall recommend to the Compensation Committee of its Board of Directors that nonqualified options to purchase an aggregate of 100,000 shares of PalEx Common Stock be granted as of the Closing Date or as soon as practicable thereafter under PalEx's 1996 Stock Option Plan, as amended, to individuals who are employees of the Company and Western as of the date of this Agreement (other than the Stockholders), as mutually agreed upon by Elliot Pearlman and PalEx. Until such options are granted, PalEx shall cause at least 100,000 options to be available for grant under the 1996 Stock Option Plan, as amended, as contemplated herein.

      6.8. TERMINATION OF ESOP. PalEx shall cause the ESOP to be terminated as soon as practicable after May 15, 1998 and shall request a determination from the Internal Revenue Service that the termination does not adversely affect the tax qualified status of the ESOP. PalEx shall cause the ESOP to distribute all assets that it holds as soon as administratively feasible following the receipt of a favorable determination letter from the Internal Revenue Service. In addition, PalEx shall use its commercially reasonable efforts to (a) file a Registration Statement on Form S-8 with respect to the shares of PalEx Common Stock held by the ESOP and (b) cause such Registration Statement to be declared effective by the SEC on or before the publication and dissemination by PalEx of consolidated financial results that include results of the combined operations of the Company and PalEx for at least 30 days on a consolidated basis following the Closing. After such Registration Statement becomes effective, each participant in the ESOP shall have the authority, subject to the terms of the ESOP and applicable Law, to direct the trustee of the ESOP to sell up to 25% of the shares of PalEx Common Stock allocated to such participant's account and reinvest the proceeds therefrom in such money market funds as may be selected by the Trustee of the ESOP.

                                    ARTICLE VII
                                  INDEMNIFICATION

      The Indemnifying Stockholders, PalEx and Newco each make the following covenants:

      7.1. GENERAL INDEMNIFICATION BY THE INDEMNIFYING STOCKHOLDERS. Subject to SECTIONS 7.4 and 7.5, the Indemnifying Stockholders covenant and agree that they will jointly and severally indemnify, defend, protect and hold harmless PalEx, Newco and the Surviving Corporation, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates, at all times from and after the date of this Agreement until the Expiration Date from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of the Indemnifying Stockholders set forth herein or in the Schedules or certificates delivered in connection herewith, (b) any breach or nonfulfillment of any covenant or agreement on the part of the Stockholders or the Company under this Agreement, (c) all income Taxes payable by the Company for all periods prior to and including the Closing Date, and (d) the Company's, the ESOP's and the Indemnifying Stockholders' engagement of Consulting Fiduciaries, Inc. as an independent fiduciary for the ESOP or the acts or omissions of Consulting Fiduciaries, Inc.

      7.2. INDEMNIFICATION BY PALEX. PalEx covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders and their respective agents, representatives, Affiliates , beneficiaries and heirs and employees at all times from and after the date of this Agreement until the Expiration Date from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of PalEx or Newco set forth herein or in the Schedules or certificates attached hereto, and (b) any breach or nonfulfillment of any covenant or agreement on the part of PalEx or Newco under this Agreement.

      7.3. THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "INDEMNIFIED PARTY") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("THIRD PERSON"), of the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to SECTION 7.1, or 7.2 hereof (hereinafter the "INDEMNIFYING PARTY") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; PROVIDED, HOWEVER, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Indemnified Party. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

      7.4. INDEMNIFICATION DEDUCTIBLE. Neither the Indemnifying Stockholders, on the one hand, nor PalEx, Newco and the Surviving Corporation, on the other hand, shall be entitled to indemnification from the other under the provisions of
SECTION 7.1(A) or SECTION 7.2(A), as the case may be, until such time as, and only to the extent that, the claims subject to indemnification by such other party exceed, in the aggregate, $400,000. Notwithstanding the foregoing, the limitations set forth in this SECTION 7.4 shall not apply to fraudulent misrepresentations.

      7.5.  INDEMNIFICATION LIMITATION.

            (a) Subject to SECTIONS 7.4 and 7.5(B), with respect to any Losses for which the Indemnifying Stockholders are obligated or liable under this
      ARTICLE VII, the Indemnifying Stockholders shall be jointly and severally liable only to the extent of 42% of such Losses; PROVIDED,

      HOWEVER, that notwithstanding anything to the contrary contained herein, the foregoing limitation shall not apply to the Indemnifying Stockholders' obligations and liability under SECTION 7.1(D).

            (b) Subject to SECTIONS 7.4 and 7.5(A), the aggregate indemnification obligation of the Indemnifying Stockholders under SECTION 7.1(A) shall be limited to (a) the value of any shares of PalEx Common Stock that (i) were received by the Indemnifying Stockholders, or either of them, in (A) the Merger and/or (B) the merger of ESP Realty Corp., Inc., an Illinois corporation, into a subsidiary of PalEx on the date hereof, and/or (C) the merger of ERI into a subsidiary of PalEx on the date hereof (subject, in each case, to appropriate adjustments in the event of any stock dividend on, or split-up or other recapitalization of, the PalEx Common Stock) and (ii) have not been sold by an Indemnifying Stockholder in a bona fide arms'-length transaction to a third party that is not an Affiliate of either Indemnifying Stockholder (collectively, the "PURCHASE PRICE SHARES"), plus (b) the gross proceeds from the sale of Purchase Price Shares in bona fide arms'-length transactions to a third party that is not an Affiliate of either Indemnifying Stockholder, less
      (c) the amount of any Losses (as such term is defined in the ERI Acquisition Agreement and the ESP Acquisition Agreement, respectively) paid by the Indemnifying Stockholders, or either of them, as an indemnifying party under the ERI Acquisition Agreement or the ESP Acquisition Agreement. Indemnification claims under this ARTICLE VII shall be settled first from the sale or recovery of Purchase Price Shares, to the extent thereof, and thereafter, from the gross proceeds from prior bona fide arms'-length sales of Purchase Price Shares to third parties that are not Affiliates of either Indemnifying Stockholder.

            (c) For purposes of this SECTION 7.5, the value of Purchase Price Shares shall be the average closing price per share of PalEx Common Stock for the 10 trading days ending on the second trading day before the date a Loss becomes payable by the Indemnifying Stockholders (either by agreement or pursuant to a judgment or binding determination by an arbitrator) in accordance with this ARTICLE VII, as reported on The Nasdaq Stock Market or such other national securities exchange on which the PalEx Common Stock is principally traded. Notwithstanding the foregoing, the limitations set forth in this SECTION 7.5 shall not apply to fraudulent misrepresentations.

      7.6. INDEMNIFICATION FOR NEGLIGENCE OF INDEMNIFIED PARTY. THE RIGHTS TO INDEMNIFICATION UNDER THIS ARTICLE VII INCLUDE RIGHTS TO INDEMNIFICATION
FOR THE RESULTS OF AN INDEMNIFIED PARTY'S ACTUAL OR ALLEGED NEGLIGENCE,
IF SUCH INDEMNIFIED PARTY WOULD OTHERWISE BE ENTITLED TO
INDEMNIFICATION HEREUNDER.

                                    ARTICLE VIII
                              NONCOMPETITION COVENANTS

      8.1.  PROHIBITED ACTIVITIES.

            (a) For no additional consideration, Elliot Pearlman will not, for the longer of (y) five years following the Closing Date and (z) one year following such Stockholder's voluntary termination of his employment with the Surviving Corporation or its Affiliates or the termination of such individual's employment with the Surviving Corporation "for cause," in each case as determined in accordance with the Employment Agreement, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, employee, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any Competitive Business within 250 miles of where the Company or any of its subsidiaries conducts business (the "TERRITORY");

                  (ii) call upon any person who is an employee or consultant of PalEx or the Surviving Corporation or any of their respective subsidiaries for the purpose or with the intent of enticing such employee or consultant away from or out of the employ or contract with PalEx or the Surviving Corporation or any of their respective subsidiaries; or

                  (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Company, PalEx or the Surviving Corporation or any of the subsidiaries of such parties within the Territory for the purpose of soliciting or selling services or products in a Competitive Business within the Territory.

            (b) Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent of the capital stock of a Competitive Business whose stock is publicly traded on a national securities exchange, the Nasdaq National Market or over-the-counter.

      8.2. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to PalEx and the Surviving Corporation as a result of a breach of the foregoing covenant, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that could be caused to PalEx and the Surviving Corporation for which it would have no other adequate remedy, Elliot Pearlman agrees that the foregoing covenant may be enforced against such individual by injunctions, restraining orders and other equitable actions.

      8.3. REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this ARTICLE VIII are necessary in terms of time, activity and territory to protect PalEx's and the Surviving Corporation's interest in the assets and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on each Stockholder in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company.

      8.4. SEVERABILITY; REFORMATION. The covenants in this ARTICLE VIII are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE VIII are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

      8.5. MATERIAL AND INDEPENDENT COVENANT. Elliot Pearlman acknowledges that his agreements and the covenants set forth in this ARTICLE VIII are material conditions to PalEx's and Newco's agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that PalEx and Newco would not have entered into this Agreement without such covenants. All of the covenants in this ARTICLE VIII shall be construed as an agreement independent of any other provision in this Agreement.

                                     ARTICLE IX
                     NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      9.1. GENERAL. Each Stockholder recognizes and acknowledges that he had in the past, currently has, and in the future will have, access to certain confidential information relating to the business of the Company, such as lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of the Surviving Corporation. Each Stockholder agrees that he will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing his duties to the Surviving Corporation and/or PalEx, unless (a) such information becomes known to the public generally through no fault of such Stockholder, or (b) disclosure is required by Law, PROVIDED that prior to disclosing any information pursuant to this clause (b) such Stockholder shall, if possible, give prior written notice thereof to PalEx and the Surviving Corporation and provide PalEx with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section, PalEx shall be entitled to an injunction restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting PalEx from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

      9.2. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused for which the Surviving Corporation and/or PalEx would have no other adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced against him by injunctions, restraining orders and other equitable actions.

                                     ARTICLE X
                                POOLING-OF-INTERESTS
                       ACCOUNTING AND INTENDED TAX TREATMENT

      10.1. EXECUTION OF DOCUMENTS NECESSARY FOR POOLING TREATMENT. If required, each Stockholder and the President and Chief Financial Officer of the Company will execute any documentation reasonably required by PalEx's independent public accountants to enable PalEx to account for the Merger as a pooling-of-interests.

      10.2. RESTRICTIONS ON RESALE. PalEx has informed each Stockholder that PalEx intends to account for the Merger as a pooling-of-interests under Opinion No. 16. PalEx has also informed each Stockholder that its ability to account for the Merger as a pooling-of-interests was a material factor considered by PalEx in its decision to enter into this Agreement. Therefore, pursuant to Opinion No. 16, prior to the publication and dissemination by PalEx of consolidated financial results which include results of the combined operations of the Company and PalEx for at least 30 days on a consolidated basis following the Closing, the Stockholders shall not sell, offer to sell, or otherwise transfer or dispose of, any shares of the PalEx Common Stock received by the Stockholders, engage in put, call, short-sale, straddle or similar transactions, or in any other way reduce the Stockholders' risks of owning shares of PalEx. The certificates evidencing the PalEx Common Stock to be received by the Stockholders will bear a legend substantially in the form set forth below:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT, PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY THE ISSUER WHICH INCLUDE THE RESULTS OF AT LEAST 30 DAYS OF COMBINED OPERATIONS OF THE ISSUER AND THE COMPANY ACQUIRED BY THE ISSUER FOR WHICH THESE SHARES ARE ISSUED. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER WILL REMOVE THIS RESTRICTIVE LEGEND WHEN THIS REQUIREMENT HAS BEEN MET.

      10.3. TAX-FREE REORGANIZATION. PalEx and the Stockholders are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any "boot" received, and neither PalEx nor the Stockholders will not take any actions that disqualify the Merger for such treatment.

                                     ARTICLE XI
                        FEDERAL SECURITIES ACT; RESTRICTIONS
                               ON PALEX COMMON STOCK

      11.1. COMPLIANCE WITH LAW. The Stockholders acknowledge the shares of PalEx Common Stock issued at the Closing in accordance with the terms of this Agreement (the "RESTRICTED SHARES") will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The Restricted Shares are being or will be acquired by Stockholders solely for their own accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Stockholders covenant, warrant and represent that none of the Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. Certificates representing the Restricted Shares shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

      11.2. ECONOMIC RISK; SOPHISTICATION. Each Stockholder is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment. Each Stockholder has such knowledge and experience in financial and business matters that it or he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its or his own interests in connection with the acquisition of the Restricted Shares pursuant hereto. Each Stockholder represents to PalEx that it or he is an "accredited investor," as that term is defined in Regulation D under the 1933 Act. Each Stockholder or its or his representatives have had an adequate opportunity to ask questions and receive answers from the officers of PalEx concerning, among other matters, PalEx, its management, its plans for the operation of its business and potential additional acquisitions.

      11.3. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of PalEx Common Stock to the public without registration, PalEx agrees, so long as any Stockholder holds any Restricted Shares, to use its reasonable best efforts to:

            (a) make and keep public information (as such terms are defined in Rule 144) regarding PalEx available;

            (b) file with the SEC in a timely manner all reports and other documents required of PalEx under the 1933 Act and the 1934 Act; and

            (c) furnish to each Stockholder upon written request a written statement by PalEx as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of PalEx, and such other reports and documents so filed as such Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Stockholder to sell any such shares without registration

                                    ARTICLE XII
                                   MISCELLANEOUS

      12.1. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of PalEx, Newco, the Surviving Corporation and the Company, and the heirs and legal representatives of the Stockholders.

      12.2. ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Newco and PalEx and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Stockholders, the Company, Newco and PalEx, acting through their respective officers, duly authorized by their respective Boards of Directors.

      12.3. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      12.4. BROKERS AND AGENTS. Except for the Stockholders' engagement of DN Partners LLC, each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. Subject to SECTION 6.3, each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

      12.5. NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

            (a) If to PalEx, Newco or the Surviving Corporation, addressed to them at:

                              PalEx, Inc.
                              1360 Post Oak Blvd.
                              Suite 800
                              Houston, Texas 77056
                              Attn: Edward E. Rhyne

            (b) If to E. Pearlman, addressed as follows:

                              c/o Acme Barrel Company, Inc.
                              2300 W. 13th Street
                              Chicago, Illinois 60608

                  With a copy (which shall not constitute notice) to:

                              Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 W. Wacker Drive, Suite 2700
                              Chicago, Illinois 60606
                              Attention:  Charles H. Perlman, Esq.

            (c) If to the ESOP, addressed as follows:

                              c/o Acme Barrel Company, Inc.
                              2300 W. 13th Street
                              Chicago, Illinois 60608
                              Attention: Trustee of the Acme Barrel Company
                                         Employee Stock Ownership Plan

                  With a copy (which shall not constitute notice) to:

                              Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 W. Wacker Drive, Suite 2700
                              Chicago, Illinois 60606
                              Attention:  Charles H. Perlman, Esq.

            (d) If to P. Pearlman, addressed as follows:

                              c/o Barack Ferrazzano Kirschbaum Perlman &
                                  Nagelberg
                              333 W. Wacker Drive, Suite 2700
                              Chicago, Illinois 60606
                              Attention:  Charles H. Perlman, Esq.

or such other address as any party hereto shall specify pursuant to this SECTION
12.5 from time to time.

      12.6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in ARTICLE IV and ARTICLE V shall survive the Closing for a period of 12 months from the Closing Date (the "EXPIRATION DATE"), except that the representations and warranties set forth in SECTION 4.19 hereof shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, which shall be deemed to be the Expiration Date for SECTION 4.19.

      12.7. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      12.8. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and unenforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    PALEX, INC.



                                    By:______________________________
                                       Edward E. Rhyne
                                       Vice President and General Counsel


                                    ACME ACQUISITION, INC.



                                    By:__________________________________
                                       Edward Rhyne
                                       President


                                    ACME BARREL COMPANY, INC.

                                    By:__________________________________
                                       Elliot Pearlman
                                       President

                                    THE ACME BARREL COMPANY EMPLOYEE
                                    STOCK OWNERSHIP PLAN

                                    By:__________________________________

                                       __________________________________
                                       Trustee

                                    THE ELLIOT PEARLMAN LIVING TRUST U/T/A DATED
                                    AUGUST 7, 1992


                                    By:__________________________________

                                       __________________________________
                                       Trustee

                                    _____________________________________
                                    Elliot Pearlman, Individually


                                    THE PHILIP A. PEARLMAN LIVING TRUST U/T/A
                                    DATED MARCH 16, 1989


                                    By:__________________________________

                                       __________________________________
                                       Trustee


                                    _____________________________________
                                    Philip A. Pearlman, Individually